AMENDMENT NO. 2
                                       TO
                   1992 PERFORMANCE AND EQUITY INCENTIVE PLAN
                                       OF
                                MOTO PHOTO, INC.
                      (AS ADOPTED EFFECTIVE APRIL 3, 1998)


A.On April 20, 1992, the Board of Directors of Moto Photo, Inc., a Delaware corporation (the ``Corporation''), adopted and on July 15, 1992, the shareholders approved, the Corporation's 1992 Performance and Equity Incentive Plan (the ``Plan''). The Board of Directors has the authority pursuant to Section 17 of the Plan to amend the Plan from time to time and deems it desirable and in the best interests of the Corporation to amend the Plan to increase the number of shares of Common Stock authorized for issuance for all purposes under the Plan and to add non-employee directors as eligible participants under the Plan.

B.The amendment of the Plan set forth herein shall be conditioned upon, and is subject in all respects to, the approval of the shareholders of the Corporation as required under Section 17 of the Plan. If such approval is not obtained, this amendment shall be of no further force or effect.

     NOW THEREFORE, BE IT RESOLVED, that the Plan be amended as follows:

     1.The first paragraph of Section 4(b) of the Plan is hereby amended to read in its entirety as follows:

       ``The maximum number of shares of Common Stock in respect of which Awards may be granted under the Plan, subject to adjustment as provided in Section 15 of the Plan, is 2,000,000 shares.

     2.Section 5 of the Plan is hereby amended to add an additional paragraph thereunder to read in its entirety as follows:

       ``Non-employee directors of the Corporation shall also be eligible for Awards under the Plan and any reference in the Plan to a requirement based on the employment of a Participant shall be deemed to refer to continued service as a director by a director who becomes a